                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                            AT $10.50 NET PER SHARE

                                      AND
      ALL OF THE OUTSTANDING 7% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES
             DUE 2012 AT $1,275.82 NET PER $1,000 PRINCIPAL AMOUNT

                                      AND

         ALL OF THE OUTSTANDING 8% CONVERTIBLE SUBORDINATED DEBENTURES
             DUE 2006 AT $1,344.43 NET PER $1,000 PRINCIPAL AMOUNT

                                       OF

                         CHOCK FULL O'NUTS CORPORATION

                                       BY

                          CFN ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                              SARA LEE CORPORATION

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
        CITY TIME, ON FRIDAY, JUNE 4, 1999, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SECURITIES (AS DEFINED HEREIN) WHICH, TOGETHER WITH THE SECURITIES THEN OWNED BY CFN ACQUISITION CORPORATION, A NEW YORK CORPORATION ("PURCHASER"), AND SARA LEE, REPRESENTS 66 2/3% OF THE SHARES (AS DEFINED HEREIN) OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (2) THE RIGHTS (AS DEFINED HEREIN) HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF CHOCK FULL O'NUTS CORPORATION, A NEW YORK CORPORATION (THE "COMPANY"), OR PURCHASER, BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS ARE INVALID OR ARE OTHERWISE INAPPLICABLE TO THE OFFER (THE "RIGHTS CONDITION"), (3) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 912 OF THE NEW YORK BUSINESS CORPORATION LAW, AS AMENDED, ARE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (THE "BUSINESS COMBINATION CONDITION"), (4) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING PURCHASER'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO PURCHASER OF THE ACQUISITION OF THE COMPANY (THE "DEFENSIVE ACTION CONDITION") AND (5) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE SECTION 14.
                               ------------------

                                   IMPORTANT

    Any securityholder who desires to tender all or any portion of such securityholder's Securities should either (i) complete and sign the appropriate Letter of Transmittal (or facsimile thereof) in accordance with the instructions to such Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Securities to the Depositary or tender such Securities pursuant to the procedures for book-entry transfer set forth in Section 3 hereof prior to the expiration of the Offer or (ii) request such securityholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such securityholder. Any securityholder whose Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such securityholder desires to tender such Securities.

    Any securityholder who desires to tender Securities and whose certificates representing such Securities are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Securities by following the procedures for guaranteed delivery set forth in
Section 3 hereof.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letters of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent.

                               ------------------

                      The Dealer Manager for the Offer is:

                              GOLDMAN, SACHS & CO.
                                   ---------

               The date of this Offer to Purchase is May 7, 1999

                               TABLE OF CONTENTS

INTRODUCTION.................................................................................          1

THE OFFER....................................................................................          6

1.         Terms of the Offer; Expiration Date...............................................          6

2.         Acceptance for Payment and Payment................................................          7

3.         Procedure for Tendering Securities................................................          8

4.         Withdrawal Rights.................................................................         11

5.         Certain Federal Income Tax Consequences...........................................         12

6.         Price Range of the Shares; Dividends on the Shares; Price Range of the Convertible
           Debentures........................................................................         14

7.         Effect of the Offer on the Market for the Securities; Exchange Listings; Exchange
           Act Registration; Margin Regulations..............................................         16

8.         Certain Information Concerning the Company........................................         17

9.         Certain Information Concerning Sara Lee and Purchaser.............................         19

10.        Source and Amount of Funds........................................................         19

11.        Background of the Offer; Contacts with the Company................................         20

12.        Purpose of the Offer and the Merger; Plans for the Company........................         21

13.        Dividends and Distributions.......................................................         24

14.        Conditions to the Offer...........................................................         24

15.        Certain Legal Matters; Regulatory Approvals.......................................         28

16.        Fees and Expenses.................................................................         30

17.        Miscellaneous.....................................................................         31

SCHEDULE I     Transactions in Stock of Company During Past 60 Days Effected by Sara            32
               Lee, Purchaser or Those Persons Listed on Schedule II Hereto

SCHEDULE II    Information Concerning Directors and Executive Officers of Sara Lee and          33
               Purchaser

To the Holders of Common Stock and Convertible Debentures of
CHOCK FULL O'NUTS CORPORATION:

                                  INTRODUCTION

    CFN Acquisition Corporation, a New York corporation ("Purchaser"), and a wholly owned subsidiary of Sara Lee Corporation, a Maryland corporation ("Sara Lee"), hereby offers to purchase (i) all of the outstanding shares of common stock, par value $.25 per share, and the associated common stock purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated as of December 30, 1997, by and between Chock Full O'Nuts Corporation, a New York corporation (the "Company"), and the American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement") (such shares of common stock and the associated Rights, collectively, the "Shares"), at a price of $10.50 per Share (the "Share Offer Price"), (ii) all of the outstanding 7% Convertible Senior Subordinated Debentures due April 1, 2012 (the "7% Debentures"), at a price of $1,275.82 per $1,000 principal amount of the 7% Debentures (the "7% Debenture Offer Price"), and (iii) all of the outstanding 8% Convertible Subordinated Debentures due September 15, 2006 (the "8% Debentures" and, together with the 7% Debentures, the "Convertible Debentures"), at a price of $1,344.43 per $1,000 principal amount of the 8% Debentures (the "8% Debenture Offer Price" and, together with the Share Offer Price and the 7% Debenture Offer Price, the "Offer Prices" and each an "Offer Price"), of the Company, the respective Offer Prices being net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the applicable Letters of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Shares and the Convertible Debentures are collectively referred to herein as the "Securities."

    Tendering securityholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letters of Transmittal, transfer taxes on the sale of Securities pursuant to the Offer. Purchaser will pay all fees and expenses of Goldman, Sachs & Co., as Dealer Manager (the "Dealer Manager"), Morrow & Co., Inc., as Information Agent (the "Information Agent"), and Harris Trust Company of New York, as Depositary (the "Depositary"), incurred in connection with the Offer. See Section 16.

    According to publicly available information, a certain number of outstanding Shares are owned of record by a trustee designated pursuant to a Trust Agreement (the "ESOP Trustee") under the Company's Amended and Restated Employee Stock Ownership Plan (the "ESOP"). Pursuant to the terms of the ESOP, in order to effect a valid tender, each participant in the ESOP must direct the ESOP Trustee to tender Shares which are allocated to such participant's account.

    The purpose of the Offer and the proposed second-step merger is to enable Sara Lee to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the outstanding Shares not owned by Sara Lee or its affiliates. As soon as practicable after consummation of the Offer, Sara Lee will propose and seek to consummate a merger (the "Proposed Merger") with Purchaser or another direct or indirect subsidiary of Sara Lee, pursuant to which Purchaser or such subsidiary would be merged with and into the Company. In the Proposed Merger, the Company would be the surviving corporation and would continue as a wholly owned subsidiary of Sara Lee. See
Section 10. Upon the consummation of the Proposed Merger, each then outstanding Share (other than Shares held by Sara Lee, Purchaser or any wholly owned subsidiary of Sara Lee, Shares held in the treasury of the Company and Shares held by shareholders who properly exercise appraisal rights under the New York Business Corporation Law, as amended ("NYBCL")), would be converted into the right to receive in cash the Share Offer Price paid by Purchaser pursuant to the Offer and the Company would become a wholly owned subsidiary of Sara Lee. Outstanding Convertible Debentures at the time of the Proposed Merger would, upon effectiveness of the Proposed Merger, become convertible into the right to receive the 7% Debenture Offer Price or the

8% Debenture Offer Price per $1,000 principal amount of Convertible Debenture, as applicable. Pursuant to the Proposed Merger, the officers and directors of Purchaser would be the officers and directors of the Company following the effective time of the Proposed Merger.

    Although Purchaser will seek to have the Company consummate the Proposed Merger as soon as practicable after consummation of the Offer, if the Board of Directors of the Company opposes the Offer and/or the Proposed Merger, certain terms of the Rights and certain provisions of the NYBCL, the Company's Certificate of Incorporation, as amended (the "Charter"), and the Company's Amended and Restated By-Laws (the "By-Laws") may affect the ability of Purchaser to obtain control of the Company and to effect the Proposed Merger (even if the Offer is consummated). Depending on the Company's response to the Offer and the Proposed Merger, Sara Lee may take such further actions as it deems appropriate to achieve its objective of acquiring the Company, including conducting a proxy contest at the next annual meeting of shareholders of the Company. Because the Company has a classified board of directors, and such directors may only be removed for cause, it may require two successive meetings of the Company's shareholders at which directors are elected for Sara Lee to acquire control of the Board. See Section 12. Sara Lee has not yet made any determination whether to take any further actions. Accordingly, the timing and final terms of the Proposed Merger will depend on a variety of factors and legal requirements, the actions of the Board of Directors of the Company and the number of Securities acquired by Purchaser pursuant to the Offer. For a discussion of certain appraisal rights that will be available to shareholders upon consummation of the Proposed Merger, see Section 12.

    Sara Lee reserves the right to acquire additional Securities, after expiration or termination of the Offer, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the applicable Offer Price to be paid per Security in the Offer and could be for cash or other consideration.

    The Offer does not constitute a solicitation of proxies for any meeting of the Company's shareholders, nor does this Offer constitute a solicitation of consents. Any such solicitation which Sara Lee or Purchaser might make would only be pursuant to separate proxy or consent materials, as the case may be, in compliance with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the Offer does not constitute an offer to sell or a solicitation of an offer to buy any securities of Sara Lee. Such an offer may be made only pursuant to a prospectus pursuant to the Securities Act of 1933, as amended (the "Securities Act").

CERTAIN CONDITIONS TO THE OFFER

    The Offer is subject to the fulfillment of certain conditions, including the following:

    THE MINIMUM CONDITION. THE CONSUMMATION OF THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SECURITIES WHICH, TOGETHER WITH ANY SECURITIES OWNED BY SARA LEE AND PURCHASER, REPRESENTS 66 2/3% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (I.E., AS THOUGH ALL OPTIONS OR OTHER SECURITIES (OTHER THAN THE RIGHTS), INCLUDING THE CONVERTIBLE DEBENTURES, CONVERTIBLE INTO OR EXERCISABLE OR EXCHANGEABLE FOR SHARES HAD BEEN SO CONVERTED, EXERCISED OR EXCHANGED) (THE "MINIMUM CONDITION").

    According to the Company's Quarterly Report on Form 10-Q for the six months ended January 31, 1999 (the "Company Second Quarter 10-Q"), as of March 12, 1999, there were 10,830,922 Shares issued and outstanding. According to the Company's Annual Report on Form 10-K for the year ended July 31, 1998 (the "Company 1998 10-K"), there were (1) 401,000 unexercised outstanding options to acquire Shares under various employee stock option plans, (2) 6,281,045 Shares into which the aggregate principal amount outstanding of the 7% Debentures is convertible and (3) 4,768,246 Shares into which the aggregate principal amount outstanding of the 8% Debentures is convertible. In the Company

Second Quarter 10-Q it was also reported that the Company redeemed $5,000,000 principal amount of the 8% Debentures, which reduced the number of Shares into which the aggregate principal amount outstanding of the 8% Debentures is convertible to 4,128,041 Shares.

    Based on the foregoing, and assuming that no options were granted after July 31, 1998 and no options have been exercised or Convertible Debentures redeemed (other than the redemption of $5,000,000 principal amount of the 8% Debentures reported in the Company Second Quarter 10-Q) since July 31, 1998, Purchaser believes that there are approximately 21,641,008 Shares outstanding on a fully diluted basis. Accordingly, Purchaser believes that the Minimum Condition would be satisfied if Securities representing approximately 14,427,339 Shares are either validly tendered pursuant to the Offer or beneficially owned by Sara Lee. However, the actual number of Securities required to be validly tendered pursuant to the Offer to satisfy the Minimum Condition will depend on the facts as they exist on the date of purchase. Sara Lee currently beneficially owns 111,200 Shares directly and Convertible Debentures which are convertible into 487,128 Shares for a total ownership of 598,328 Shares on a fully diluted basis. All Shares and Convertible Debentures were acquired by Sara Lee in open market purchases.

    THE RIGHTS CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THE RIGHTS HAVING BEEN REDEEMED BY THE COMPANY'S BOARD OF DIRECTORS OR PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER (THE "RIGHTS CONDITION").

    The following summary is based upon the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the "SEC") on January 15, 1988, as amended by Amendment No.1 dated January 20, 1988 and as amended and restated on December 30, 1997 (the "Form 8-A").

    On December 30, 1987, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each outstanding Share pursuant to the original Rights Agreement dated as of December 30, 1987. This rights agreement was subsequently amended and restated by the Rights Agreement. Under the current Rights Agreement, each Right entitles the holder to purchase one Share at an exercise price of $28.00, subject to adjustment.

    Under the Rights Agreement, until the close of business on the Distribution Date (which is defined as the earlier of (i) 10 days following a public announcement that, without the Company's prior consent, a person or group of affiliated or associated persons has acquired or obtained the right to acquire (after December 30, 1987) beneficial ownership of securities having 20% or more of the voting power of all outstanding voting securities of the Company or a person or group of affiliated persons that, on December 30, 1987, beneficially owned securities having 20% or more of the Company's voting power, has acquired or obtained the right to acquire (after December 30, 1987) beneficial ownership of securities representing an additional 2% of the Company's voting power (any such person or group being an "Acquiring Person") or (ii) 10 business days (or such later date as the Company's Board of Directors shall determine) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related persons becoming an Acquiring Person without the prior consent of the Company), the Rights will be evidenced by the certificates evidencing Shares and will be transferred with and only with share certificates. As soon as practicable after the Distribution Date, certificates evidencing the Rights (the "Rights Certificates") will be mailed to holders of record of the Shares as of the close of business on the Distribution Date, and thereafter the separate Rights Certificates alone will evidence the Rights.

    In the event that a person becomes an Acquiring Person (unless pursuant to a tender or exchange offer for all outstanding Shares at a price and on terms determined by at least a majority of the members of the Board of Directors, who are not an Acquiring Person or an affiliate or associate of an Acquiring Person to be both adequate and otherwise in the best interests of the Company and its various constituents, including, without limitation, both the long term and short term interests of the Company and its shareholders, a "Permitted Offer"), each holder of a Right (other than Rights owned by an Acquiring Person, which become void) will for a 60-day period thereafter have the right to receive, upon exercise thereof, that number of Shares having a market value of two times the then current exercise price of the Right, subject to the availability of a sufficient number of authorized but unissued shares.

    The Rights are not exercisable until the Distribution Date. The Rights will expire at the earliest of (i) December 30, 2007, (ii) consummation of a merger transaction in connection with a Permitted Offer or (iii) the Rights are earlier redeemed by the Company. At any time prior to there being an Acquiring Person or the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Upon the action of the Company's Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right to which the holders of Rights will be entitled will be the right to receive the Redemption Price.

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the Company's voting power and prior to the acquisition by any such person or group of 50% or more of the Company's voting power, the Board of Directors of the Company may, at its option, exchange all or part of the then outstanding Rights (other than Rights owned by such person or group, which become void) for Shares at an exchange ratio of one Share per Right (subject to adjustment).

    Based on publicly available information, Purchaser believes that, as of the date of the Offer, the Rights were not exercisable, Rights Certificates have not been issued and the Rights were evidenced by the certificates evidencing the Shares. Purchaser also believes that, as a result of Purchaser's public announcement of its intention to make the Offer, the Distribution Date will be no later than May 18, 1999 unless prior to such date the Company's Board of Directors redeems the Rights or delays the Distribution Date.

    Shareholders are required to tender one Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will automatically constitute a tender of the associated Rights. See Section 3.

    THE BUSINESS COMBINATION CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 912 OF THE NYBCL HAVE BEEN COMPLIED WITH OR ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER (THE "BUSINESS COMBINATION CONDITION").

    The acquisition by Sara Lee of beneficial ownership of 20% or more of the outstanding voting stock of the Company pursuant to the Offer, the Proposed Merger or otherwise, including the timing and details thereof, are subject to, among other things, the provisions of the NYBCL, including Section 912 thereof. In general, Section 912 purports to prohibit a New York corporation from engaging in a "Business Combination" (defined as any of a variety of transactions including mergers) with an "Interested Shareholder" (defined generally as a person beneficially owning capital stock entitled to cast at least 20% of the voting power of a corporation) for a period of five years following the date such person became an Interested Shareholder, unless, before such person became an Interested Shareholder, the corporation's board of directors approved either the Business Combination or the transaction in which the shareholder became an Interested Shareholder.

    The Business Combination Condition would be satisfied if, prior to the acquisition of beneficial ownership of 20% or more of the Shares pursuant to the Offer or otherwise, (i) the Company's Board of Directors approves either the Proposed Merger or the purchase of Shares pursuant to the Offer, or (ii) Purchaser, in its sole discretion, were satisfied that Section 912 was invalid or otherwise inapplicable to the Proposed Merger for any reason, including, without limitation, those specified in Section 912.

    THE DEFENSIVE ACTION CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING PURCHASER'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO PURCHASER OF THE ACQUISITION OF THE COMPANY (THE "DEFENSIVE ACTION CONDITION").

    THE HSR CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THE EXPIRATION OR TERMINATION, PRIOR TO THE EXPIRATION DATE, OF THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "HSR ACT"), APPLICABLE TO THE ACQUISITION OF SECURITIES PURSUANT TO THE OFFER (THE "HSR CONDITION").

    On May 4, 1999, Sara Lee filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on May 19, 1999, unless prior to the expiration or termination of the waiting period the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from Sara Lee. If such a request is made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by Sara Lee with such request. Thereafter, the waiting period may be extended by court order or by consent of Sara Lee. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. See Section 15.

    Certain other conditions to the consummation of the Offer are described in
Section 14. Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the conditions to the Offer. See Section 14.

    THIS OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Securities validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, June 4, 1999, unless and until Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION, THE RIGHTS CONDITION, THE BUSINESS COMBINATION CONDITION, THE DEFENSIVE ACTION CONDITION AND THE HSR CONDITION. IF ANY OR ALL OF SUCH CONDITIONS ARE NOT SATISFIED OR IF ANY OF THE OTHER EVENTS SET FORTH IN SECTION 14 SHALL HAVE OCCURRED PRIOR TO THE EXPIRATION DATE, PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (I) DECLINE TO PURCHASE ANY OF THE SECURITIES TENDERED AND TO TERMINATE THE OFFER AND RETURN ALL TENDERED SECURITIES TO THE TENDERING SECURITYHOLDERS, (II) WAIVE OR REDUCE THE MINIMUM CONDITION OR WAIVE OR AMEND ANY OR ALL OF THE CONDITIONS TO THE OFFER TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND, SUBJECT TO COMPLYING WITH APPLICABLE RULES AND REGULATIONS OF THE SEC, PURCHASE ALL SECURITIES VALIDLY TENDERED, OR
(III) EXTEND THE OFFER AND RETAIN THE SECURITIES WHICH WILL HAVE BEEN TENDERED DURING THE PERIOD OR PERIODS FOR WHICH THE OFFER IS OPEN OR EXTENDED, SUBJECT TO THE RIGHT OF SECURITYHOLDERS TO WITHDRAW SECURITIES UNTIL THE EXPIRATION DATE.

    Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to extend the period of time during which the Offer is open and thereby delay the acceptance for payment of, and payment for, any Securities by giving oral or written notice of such extension to the Depositary and (ii) subject to applicable rules and regulations of the SEC, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the Offer Prices and/or by decreasing the number of Securities being sought in the Offer) by giving oral or written notice of such amendment to the Depositary. The rights reserved by Purchaser in this paragraph are in addition to Purchaser's rights to terminate the Offer as described in Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of Purchaser under such Rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. Under no circumstances will interest be paid on the Offer Prices to be paid by Purchaser for the Securities, regardless of any extension of the Offer or any delay in making such payment.

    If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Securities) is delayed in its purchase of, or payment for, Securities or is unable to pay for Securities pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Securities on behalf of Purchaser, and such Securities may not be withdrawn except to the extent tendering securityholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Securities which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in prices, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, sent or given to securityholders. With respect to a material change in price or percentage of securities sought , a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    Requests are being made to the Company pursuant to Rule 14d-5 under the Exchange Act for the use of the Company's securityholders lists and security position listings for the purpose of disseminating the Offer to holders of Securities. This Offer to Purchase, the applicable Letter of Transmittal and other relevant materials will be mailed to record holders of Securities and will be furnished by Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Securities by Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, promptly after the Expiration Date, all Securities validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within Purchaser's sole discretion, which determinations will be final and binding. See Sections 1 and 14. Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Securities in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Securities accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Securities (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) the applicable Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the applicable Letter of Transmittal.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Securities properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Securities. Payment for Securities accepted for payment pursuant to the Offer will be made by deposit of the applicable Offer Price therefor with the Depositary, which will act as agent for tendering securityholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering securityholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICES TO BE PAID BY PURCHASER FOR THE SECURITIES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Upon deposit of funds with the Depositary for the purpose of making payments to tendering securityholders, Purchaser's obligation to make such payment shall be satisfied, and tendering securityholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of the Securities pursuant to the Offer. Purchaser will pay any stock or other transfer taxes incident to the transfer to it of validly tendered Securities, except as otherwise provided in Instruction 6 of the Letters of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer and pursuant to Sara Lee's or Purchaser's agreements therewith.

    If Purchaser is delayed in its acceptance for payment of, or payment for, Securities or is unable to accept for payment, or pay for, Securities tendered pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Securities, and such Securities may not be withdrawn except to the extent tendering securityholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

    If any tendered Securities are not accepted for payment pursuant to the Offer for any reason or if certificates are submitted evidencing more Securities than are tendered, certificates for any such Securities will be returned, without expense to the tendering securityholder (or, in the case of Securities delivered by book-entry transfer of such Securities into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Securities will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser increases the Offer Price to be paid per Share or with respect to the Convertible Debentures pursuant to the Offer, Purchaser will pay such increased Offer Prices for all Securities of the same class purchased pursuant to the Offer, whether or not such Securities were tendered prior to such increase in the applicable Offer Price.

    Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to Sara Lee or one or more direct or indirect wholly owned subsidiaries of Sara Lee, the right to purchase all or any portion of the Securities tendered pursuant to the Offer; provided, that any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering securityholders to receive payment for Securities validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SECURITIES.

    VALID TENDER. For Securities to be validly tendered pursuant to the Offer, either (i) the applicable, properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by such Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Securities must be received by the Depositary at one of such addresses or such Securities must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) must be received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering securityholder must comply with the guaranteed delivery procedures described below.

    BOOK-ENTRY TRANSFER. The Depositary will establish a separate account with respect to each of the Shares, the 7% Debentures and the 8% Debentures at The Depositary Trust Company (the "Book-Entry

Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Securities by causing the Book-Entry Transfer Facility to transfer such Securities into the applicable account of the Depositary in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Securities may be effected through book-entry transfer into the Depositary's accounts at the Book-Entry Transfer Facility, the applicable Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Securities, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering securityholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Securities into the Depositary's accounts at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Securities that such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

    THE METHOD OF DELIVERY OF SECURITIES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SECURITYHOLDER. SECURITIES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on a Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Securities) of Securities tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Securities are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to each Letter of Transmittal.

    If the certificates for Securities are registered in the name of a person other than the signer of the applicable Letter of Transmittal, or if payment is to be made, or certificates for Securities not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Securities must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instruction 5 to the Letters of Transmittal.

    GUARANTEED DELIVERY. If a securityholder desires to tender Securities pursuant to the Offer and such securityholder's certificates for Securities are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such securityholder's tender may be effected if all the following conditions are met:

     (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Securities, together with the applicable, properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other required documents are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Securities accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Securities, (ii) the applicable Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by such Letter of Transmittal. Accordingly, tendering securityholders may be paid at different times depending upon when certificates for Securities or Book-Entry Confirmations with respect to Securities are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICES TO BE PAID BY PURCHASER FOR THE SECURITIES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    The valid tender of Securities pursuant to one of the procedures described above will constitute a binding agreement between the tendering securityholder and Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT OF PROXIES. By executing the applicable Letter of Transmittal as set forth above, the tendering securityholder will irrevocably appoint designees of Purchaser as such securityholder's attorneys-in-fact and proxies, in the manner set forth in such Letter of Transmittal, each with full power of substitution, to the full extent of such securityholder's rights with respect to the Securities tendered by such securityholder and accepted for payment by Purchaser (and any and all non-cash dividends, distributions, rights or other securities issued or issuable in respect of such Securities on or after the date of this Offer to Purchase (collectively, "Distributions")). All such proxies will be considered coupled with an interest in the tendered Securities. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Securities tendered by such securityholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such securityholder with respect to such Securities or other securities or rights will, without further action, be revoked, and no subsequent powers of attorney, proxies, consents or revocations may be given by such securityholder (and, if given, will not be deemed effective). The designees of Purchaser will be empowered to exercise all voting and other rights with respect to such Securities and any Distributions, including, without limitation, in respect of any annual, special, adjourned or postponed meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they, in their sole discretion, deem proper. Purchaser reserves the right to require that, in order for Securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Securities, Purchaser must be able to exercise full voting, consent and other rights with respect to such Securities and any Distributions, including, with respect to Shares, voting at any meeting of shareholders.

    DISTRIBUTION OF RIGHTS. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will constitute a tender of the associated Rights. If a Distribution Date has occurred, Rights Certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering shareholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three NYSE trading days after the date such certificates are distributed. Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. If a Distribution Date has occurred, unless the Rights are redeemed prior to the Expiration Date, shareholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Securities will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Securities determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Securities of any particular securityholder, whether or not similar defects or irregularities are waived in the case of other securityholders. No tender of Securities will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived.

    Purchaser's interpretation of the terms and conditions of the Offer (including the Letters of Transmittal and the instructions thereto) will be final and binding. None of Purchaser, Sara Lee, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    BACKUP WITHHOLDING. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or his assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax. To prevent backup withholding, each Payee should provide the Depositary with such securityholder's correct Taxpayer Identification Number and certify that such securityholder is not subject to backup withholding by completing and signing the Substitute Form W-9 included in the applicable Letter of Transmittal. See Instruction 10 of the Letters of Transmittal.

4.  WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Securities made pursuant to the Offer are irrevocable. Securities tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 5, 1999 (or such other date as may apply in the event the Offer is extended).

    If Purchaser extends the Offer, is delayed in its acceptance for payment of Securities or is unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Securities, and such Securities may not be withdrawn except to the extent that the tendering securityholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of the Securities to be withdrawn, if different from the name of the person who tendered the Securities. If certificates for Securities have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Securities have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Securities have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Securities and otherwise comply with the Book-Entry Transfer Facility's procedures.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Sara Lee, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals of tenders of Securities may not be rescinded, and any Securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Securities may be retendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of certain United States federal income tax consequences of the Offer and the Proposed Merger to securityholders of the Company whose Securities are tendered and accepted for payment pursuant to the Offer or whose Securities are converted to cash pursuant to the Proposed Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to securityholders of the Company. The discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to securityholders who hold Securities as capital assets and may not apply to Securities received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of securityholders (such as insurance companies, tax-exempt organizations, financial institutions, foreign taxpayers and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to any securityholder of the Company who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH SECURITYHOLDER SHOULD CONSULT SUCH SECURITYHOLDER'S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SECURITYHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH SECURITYHOLDER OF THE OFFER AND THE PROPOSED MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

    The receipt of cash for Securities pursuant to the Offer or the Proposed Merger will be a taxable transaction for United States federal income tax purposes. In general, except as described below, a securityholder who exchanges Securities pursuant to the Offer or surrenders Securities for cash pursuant to the Proposed Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the securityholder's adjusted tax basis in the Securities exchanged pursuant to the Offer or surrendered for cash pursuant to the Proposed Merger. Gain or loss will be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction) exchanged pursuant to the Offer or surrendered for cash pursuant to the Proposed Merger. Such gain or loss will be long-term capital gain or loss provided that a securityholder's holding period for such Securities is more than 12 months at the time of consummation of the Offer or the Proposed Merger, as the case may be. Capital gain recognized by individuals (and certain estates and trusts) upon a disposition of a Security that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Security that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of capital losses, including that they generally may only offset up to $3,000 of ordinary income for a married taxpayer, filing jointly.

    The payment of interest or dividends (or amounts treated as interest or dividends for tax purposes) with respect to a Security generally will be treated as ordinary income.

    An exception to the capital gain treatment described above applies to a holder who holds a Convertible Debenture with a "market discount." Market discount is the amount by which the holder's basis in the Convertible Debenture immediately after its acquisition is exceeded by the stated redemption price of the Convertible Debenture at maturity. (However, a Convertible Debenture will be considered to have no market discount if such excess is less than 1/4 of 1% of the stated redemption price of the Convertible Debenture at maturity multiplied by the number of complete years from the holder's acquisition date of the Convertible Debenture to its maturity date.) The gain realized by the holder of a market discount Convertible Debenture on its purchase by the Purchaser will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the holder, on a constant interest basis) from the holder's acquisition date to the date of sale, unless the holder has elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES; PRICE RANGE OF THE CONVERTIBLE DEBENTURES

    THE SHARES. The Shares are traded on the NYSE under the symbol "CHF." The following table sets forth, for each period indicated, the high and low sales prices per Share on the NYSE.

                                                                                                          PRICE
                                                                                                   --------------------
                                                                                                     HIGH        LOW
                                                                                                   ---------  ---------
Fiscal Year Ended July 31, 1997
First Quarter....................................................................................  5 3/8      4 1/2
Second Quarter...................................................................................  5 1/4      4 5/8
Third Quarter....................................................................................  6 1/4      5
Fourth Quarter...................................................................................  7 7/8      5 3/8

Fiscal Year Ended July 31, 1998
First Quarter....................................................................................  8 3/4      6 1/4
Second Quarter...................................................................................  7 5/8      6
Third Quarter....................................................................................  8 1/8      6 5/8
Fourth Quarter...................................................................................  8 5/8      6 1/4

Fiscal Year Ending July 31, 1999
First Quarter....................................................................................  7 1/2      4 3/4
Second Quarter...................................................................................  7 7/8      5 1/16
Third Quarter....................................................................................  9 15/16    4 13/16
Fourth Quarter (through May 6, 1999).............................................................  10 13/16   9 3/8

    On March 10, 1999, the day Sara Lee offered in writing to acquire the Company for $9.50 per Share, the last reported sales price was $5.00 per Share. On April 21, 1999, the last full trading day prior to Sara Lee filing its
Schedule 13D with the SEC announcing its intention to acquire the Company, the last reported sales price was $6.00 per share. On May 3, 1999, the last full trading day prior to the announcement of the Offer, the last reported sales price of the Shares on the NYSE Composite Tape was $9 7/16 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

    Since August 1, 1997, the Company has not declared or paid any cash dividends on the Shares. The Company 1998 10-K indicates that the Company is effectively restricted by the terms of its credit facilities from paying cash dividends on the Shares.

    THE 7% DEBENTURES. The 7% Debentures trade on the NYSE under the symbol "ChckFul 7s12". Publicly available historical price information for the 7% Debentures is limited. The following table sets forth, for each period indicated, the high ask and low bid per $1,000 principal amount of the 7% Debentures on the NYSE.

                                                                                                   PRICE
                                                                                           ----------------------
                                                                                            HIGH/ASK    LOW/BID
                                                                                           ----------  ----------
Fiscal Year Ended July 31, 1997
First Quarter............................................................................      880.00      815.00
Second Quarter...........................................................................      900.00      825.00
Third Quarter............................................................................      930.00      847.50
Fourth Quarter...........................................................................    1,030.00      910.00

Fiscal Year Ended July 31, 1998
First Quarter............................................................................    1,100.00      985.00
Second Quarter...........................................................................    1,040.00      970.00
Third Quarter............................................................................    1,070.00      990.00
Fourth Quarter...........................................................................    1,061.25      970.00

Fiscal Year Ending July 31, 1999
First Quarter............................................................................    1,050.00      896.25
Second Quarter...........................................................................    1,000.00      906.25
Third Quarter............................................................................    1,205.00      888.75
Fourth Quarter (through May 6, 1999).....................................................    1,288.75    1,165.00

    On April 21, 1999, the last full trading day prior to Sara Lee filing its
Schedule 13D with the SEC announcing its intention to acquire the Company, the last reported sales price of the 7% Debentures was $955.00 per $1,000 principal amount. On May 3, 1999, the last full trading day prior to the announcement of the Offer, the last reported sales price of the 7% Debentures on the NYSE was $1,165.00 per $1,000 principal amount. Securityholders are urged to obtain a current market quotation for the 7% Debentures.

    THE 8% DEBENTURES. The 8% Debentures trade on the AMEX under the symbol "ChckFul 8s06". Publicly available historical price information for the 8% Debentures is limited. The following table sets forth, for each period indicated, the high ask and low bid per $1,000 principal amount of the 8% Debentures on the AMEX.

                                                                                                   PRICE
                                                                                           ----------------------
                                                                                            HIGH/ASK    LOW/BID
                                                                                           ----------  ----------
Fiscal Year Ended July 31, 1997
First Quarter............................................................................      990.00      900.00
Second Quarter...........................................................................      975.00      920.00
Third Quarter............................................................................    1,005.00      945.00
Fourth Quarter...........................................................................    1,066.25      990.00

Fiscal Year Ended July 31, 1998
First Quarter............................................................................    1,100.00    1,020.00
Second Quarter...........................................................................    1,080.00    1,005.00
Third Quarter............................................................................    1,100.00    1,025.00
Fourth Quarter...........................................................................    1,077.50      995.00

Fiscal Year Ending July 31, 1999
First Quarter............................................................................    1,030.00      930.00
Second Quarter...........................................................................    1,043.75      980.00
Third Quarter............................................................................    1,235.00      962.50
Fourth Quarter (through May 6, 1999).....................................................    1,370.00    1,190.00

    On April 21, 1999, the last full trading day prior to Sara Lee filing its
Schedule 13D with the SEC announcing its intention to acquire the Company, the last reported sales price of the 8% Debentures was $1,002.50 per $1,000 principal amount. On May 3, 1999, the last full trading day prior to the announcement of the Offer, the last reported sales price of the 8% Debentures on the AMEX was $1,200.00 per $1,000 principal amount. Securityholders are urged to obtain a current market quotation for the 8% Debentures.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SECURITIES; EXCHANGE LISTINGS; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

    MARKET FOR THE SECURITIES. The purchase of Securities by Purchaser pursuant to the Offer will reduce the number of Securities that might otherwise trade publicly and will reduce the number of holders of Securities, which, depending upon the number of Securities so purchased, could adversely affect the liquidity and market value of the remaining Securities held by the public. Purchaser cannot predict whether the reduction in the number of Securities that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Securities or whether it would cause future market prices to be greater or lesser than the respective Offer Prices.

    EXCHANGE LISTINGS.

        NYSE LISTING OF SHARES. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more (the "NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

        NYSE LISTING OF 7% DEBENTURES. According to the NYSE's published guidelines, the NYSE would consider delisting the 7% Debentures if, among other things, the aggregate principal value of the 7% Debentures falls below $5,000,000 or if the underlying Shares are not subject to real-time last sale reporting in the United States. Thus, if the Shares were to be delisted by the NYSE, then the 7% Debentures would also be subject to delisting by the NYSE. If, as a result of the purchase of Shares and/ or 7% Debentures pursuant to the Offer or otherwise, the 7% Debentures no longer meet the requirements of the NYSE for continued listing and the listing of the 7% Debentures is discontinued, the market for the 7% Debentures could be adversely affected.

        AMEX LISTING OF 8% DEBENTURES. According to the AMEX's published guidelines, the AMEX would consider delisting the 8% Debentures if, among other things, the aggregate principal value of the 8% Debentures falls below $5,000,000 or if the underlying Shares are not subject to current last sale reporting in the United States. Thus, if the Shares were to be delisted by the NYSE and were no longer subject to current last sale reporting, then the 8% Debentures would be subject to delisting by the AMEX. If, as a result of the purchase of Shares and/or 8% Debentures pursuant to the Offer or otherwise, the 8% Debentures no longer meet the requirements of the AMEX for continued listing and the listing of the 8% Debentures is discontinued, the market for the 8% Debentures could be adversely affected.

    If the NYSE or the AMEX, as applicable, were to delist the Securities, it is possible that the Securities would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq National Market or through other sources. The extent of the public market for such Securities and the availability of such quotations would depend, however, upon such factors as the number of securityholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Securities on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Securities are currently registered under the Exchange Act. Registration of the Shares, the 7% Debentures and the 8% Debentures may be terminated upon application of the Company to the SEC if the Shares, the 7% Debentures or the 8% Debentures are neither listed on a national securities exchange nor held by 300 or more holders of record. The termination of registration of the Securities under the Exchange Act would substantially reduce the information required to be furnished by the Company to its securityholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders (and to furnish an annual report and other reports filed with the SEC to holders of the Convertible Debentures pursuant to the Exchange Act and to the applicable Indenture relating to each of the Convertible Debentures) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated. If registration of the Securities under the Exchange Act were terminated, such Securities would no longer be eligible for continued listing on any stock or bond exchange.

    MARGIN REGULATIONS. The Securities presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Securities would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Securities under the Exchange Act were terminated, the Securities would no longer constitute "margin securities."

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    GENERAL. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon the Company 1998 10-K, the Company Second Quarter 10-Q and other publicly available documents and records on file with the SEC and other public sources. None of Sara Lee, Purchaser, the Dealer Manager, the Depositary or the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

    According to information filed by the Company with the SEC, the Company is a New York corporation whose principal executive offices are located at 370 Lexington Avenue, New York, New York 10017, and the telephone number of the Company at such address is (212) 532-0300. The Company is the fourth largest roaster, packer and marketer of coffee in the United States based upon coffee pounds sold by the Company. Its broad range of regular and decaffeinated, ground roast, instant and specialty coffees for the Foodservice and Retail Grocery Industries are sold regionally throughout the United States and Canada under various well known trademarks, including Chock Full O'Nuts, La Touraine and Cain's. The Company is also one of the largest marketers of foodservice and private label coffees. The balance of the Company's business is derived from its developing Quikava outlets and from real estate operations.

    SELECTED FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the audited consolidated financial statements of the Company contained in the Company 1998 10-K and from the unaudited consolidated financial statements of the Company contained in the Company Second Quarter 10-Q and in the Company's Quarterly Report on Form 10-Q for the six months ended January 31, 1998, filed by the Company with the SEC pursuant to the Exchange Act. More comprehensive financial information is included in such reports and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the SEC in the manner set forth below.

                         CHOCK FULL O'NUTS CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                               AND OPERATING DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                SIX MONTHS ENDED
                                                                                           --------------------------
                                                     YEAR ENDED JULY 31,                          (UNAUDITED)
                                    -----------------------------------------------------  JANUARY 31,   JANUARY 31,
                                      1994       1995       1996       1997       1998         1999          1998
                                    ---------  ---------  ---------  ---------  ---------  ------------  ------------
Net sales.........................  $ 263,511  $ 326,141  $ 321,135  $ 364,204  $ 394,357   $  184,214    $  210,399
Income from continuing
  operations......................      8,243      6,738      4,631      7,914      5,499        2,614         4,253
Working capital...................     81,590     89,612     87,053     99,086     92,229       91,245        99,707
Working capital ratio.............   3.6 to 1   4.3 to 1   4.7 to 1   4.5 to 1   5.9 to 1           --            --
Total assets......................    208,807    207,005    199,435    217,330    201,184      206,545       212,705
Long term debt....................    110,427    106,569    105,235    106,066     92,247       90,089        97,037
Stockholders' equity..............     58,262     64,937     63,487     71,881     77,555       80,332        75,392

PER COMMON SHARE(1):
Income from continuing operations:
  Basic...........................        .80        .65        .45        .76        .53          .25           .41
  Diluted.........................        .57        .51        .41        .55        .45          .22           .29
Stock dividends distributed.......         3%         3%         --         --         --           --            --
Stockholders' equity..............       5.43       6.05       5.91       6.70       7.16           --            --

--------------

(1) Per share data has been retroactively adjusted for a 3% stock dividend in July 1995 and 1994.

    AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information are obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed electronically by the Company. The Shares and the 7% Debentures are listed on the NYSE, and reports, proxy statements and other information concerning the Company are also available at the offices of the NYSE located at 20 Broad Street, New York, NY 10005. The 8% Debentures are listed on the AMEX and such reports and other information concerning the Company are also available at the offices of the AMEX located at 86 Trinity Place, New York, NY 10006.

9.  CERTAIN INFORMATION CONCERNING SARA LEE AND PURCHASER.

    PURCHASER. Purchaser is a newly incorporated New York corporation organized in connection with the Offer and the Proposed Merger and has not carried on any activities other than in connection with the Offer and the Proposed Merger. The principal offices of Purchaser are located at Three First National Plaza, Chicago, Illinois 60602. The telephone number of Purchaser at such location is
(312) 726-2600. All of the outstanding capital stock of Purchaser is owned directly by Sara Lee. Until immediately prior to the time Purchaser purchases the Securities pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Proposed Merger.

    SARA LEE. Sara Lee is a global food and consumer products company which markets a variety of products under leading brand names, including Hanes, Coach, L'eggs, Dim, Bali, Playtex, Champion, Kiwi, Hillshire Farm, Ball Park, Jimmy Dean, Douwe Egberts and Sara Lee. Sara Lee has operations in more than 40 countries and markets branded products in more than 140 countries. Sara Lee is organized into five lines of business: Sara Lee Foods, Coffee and Tea, Branded Apparel, Household and Body Care and Foodservice. Sara Lee is a Maryland corporation with its principal executive offices located at Three First National Plaza, Chicago, Illinois 60602. The telephone number of Sara Lee at such location is (312) 726-2600.

    Financial information with respect to Sara Lee and its subsidiaries is included in Sara Lee's Annual Report on Form 10-K for the fiscal year ended June 27, 1998 and Sara Lee's Quarterly Report on Form 10-Q for the six months ended December 27, 1998, which are incorporated herein by reference, and other documents filed by Sara Lee with the SEC. Such reports and other documents are available for inspection and copies thereof are obtainable in the manner set forth under "Available Information."

    AVAILABLE INFORMATION. Sara Lee is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Sara Lee's directors and officers, their remuneration, options granted to them, the principal holders of Sara Lee's securities and any material interests of such persons in transactions with Sara Lee is required to be disclosed in proxy statements distributed to Sara Lee's stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information are obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed electronically by Sara Lee. Sara Lee's common stock is listed on the NYSE, the Pacific Stock Exchange and the Chicago Stock Exchange, and reports, proxy statements and other information concerning Sara Lee are also available at the offices of the NYSE located at 20 Broad Street, New York, NY 10005, the offices of the Pacific Stock Exchange located at 301 Pine Street, San Francisco, CA 94104 and the offices of the Chicago Stock Exchange at One Financial Place, 440 S. LaSalle Street, Chicago, IL 60605.

    The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Purchaser and Sara Lee are set forth in Schedule II hereto.

10.  SOURCE AND AMOUNT OF FUNDS.

    Purchaser estimates that the total amount of funds required to purchase all Securities validly tendered pursuant to the Offer, consummate the Proposed Merger and pay all costs and expenses incurred in connection with the Offer and the Proposed Merger is approximately $231 million. See

Section 16. Purchaser intends to obtain such funds through a capital contribution or loan from Sara Lee. Such capital contribution or loan to Purchaser will be funded from working capital of Sara Lee.

11.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    Prior to July 8, 1998, representatives of Sara Lee and the Company from time to time discussed the possibility of a business combination involving the two companies. In a letter dated August 15, 1997, Sara Lee formally invited the Company to negotiate a business combination acceptable to both companies and their respective shareholders. On August 20, 1997, the Company indicated that it was not interested in pursuing such negotiations. From time to time thereafter, representatives of Sara Lee approached representatives of the Company regarding a possible transaction. On July 8, 1998, Sara Lee submitted a written proposal to the Board of Directors of the Company proposing that Sara Lee acquire the Company. The proposed purchase price of $9.50 per Share in cash or shares of common stock of Sara Lee ("Sara Lee Common Stock") represented a 46% premium over the closing Share price on June 25, 1998 (the day Sara Lee's financial advisors met with management of the Company to discuss a possible transaction). Having received no response from the Board of Directors of the Company, on July 29, 1998, Sara Lee submitted another letter reiterating its offer. On August 12, 1998, the Board of Directors of the Company responded that it was reviewing and evaluating the proposal with the assistance of its financial advisor.

    On September 15, 1998, representatives of both companies and their financial advisors met. At this meeting, the proposal and related matters were discussed. Several telephone conversations between representatives of Sara Lee and the Company regarding the proposal occurred during September and October 1998. On October 2, 1998, the Company and Sara Lee entered into a Confidentiality Agreement. Based upon its discussions with the Company and its representatives, in a letter to the Board of Directors of the Company delivered on October 16, 1998, Sara Lee increased its proposal to $10.50 per Share in cash or shares of Sara Lee Common Stock, representing a 79% premium over the then current price of the Shares. On October 23, 1998, the Company's Board of Directors, through its financial advisors, rejected this second proposal.

    On March 8, 1999, Norman Alexander, the Chairman of the Board of Directors of the Company, and a company controlled by him filed a Schedule 13D disclosing purchases of an aggregate of 533,000 Shares at $5.00 per share on February 24, 1999 as a result of which (based on such Schedule 13D) he beneficially owns 5.348% of the Company's outstanding Shares.

    In a letter to the Board of Directors of the Company dated March 10, 1999, Sara Lee reiterated its interest in acquiring the Company. In light of the Company's unfavorable operating performance, stock price decline and potential increased severance expenses resulting from the adoption of employment agreements for certain senior management of the Company (which were disclosed in the Company's Annual Proxy Statement dated October 26, 1998 and filed with the Securities and Exchange Commission as exhibits to the Company's Annual Report on Form 10-K filed on October 27, 1998), Sara Lee offered to acquire the Company for $9.50 per Share. This represented a 90% premium over the then current market price of the Shares and an 85% premium over the average closing price of the Shares for the prior 20 trading days. On March 22, 1999, the Company rejected this proposal as inadequate.

    On April 12, 1999, representatives of Sara Lee informed the Company's financial advisors that, as of that day, Sara Lee had acquired (directly and through the ownership of Convertible Debentures) beneficial ownership of more than 5% of the Company's Common Stock. Representatives of the parties had further discussions during the week of April 12 regarding a possible meeting between the parties and, on April 16, 1999, Sara Lee's legal advisors delivered to the Company's financial advisors a proposed form of merger agreement with respect to the acquisition of the Company by Sara Lee. On April 19, 1999, representatives of Sara Lee and its financial advisors met with representatives of the Company and its financial advisors to discuss the recent performance of the Company, a possible transaction between the parties and related matters. Sara Lee invited representatives of the Company to engage in constructive negotiations regarding the price and terms of a transaction between the parties and indicated that it was willing to increase its offer above $10.00 per Share in connection with such negotiations. The Company's representatives indicated that they were not authorized to engage in such negotiations.

    On April 20, 1999, Sara Lee increased its offer to $10.50 per Share in cash. On April 21, 1999, the Company's financial advisors made a counter-proposal to Sara Lee of $12.50 per Share in Sara Lee Common Stock. Later that day, in a letter to the Board of Directors of the Company, Sara Lee proposed to acquire the Company at a price of $10.50 per Share with the consideration to be paid in the form of Sara Lee Common Stock. In the same letter, Sara Lee offered to amend the terms of such proposal to include structural elements which the Company's advisors had indicated would have value to the Company's shareholders. Through a press release issued on April 22, 1999, the Company also rejected this proposal as inadequate and characterized the price as unfair. The Company claimed that in the course of previous discussions Sara Lee had indicated, through its financial advisors, the possibility of a transaction at a price of $11.00 per Share. Sara Lee has never made an offer at greater than $10.50 per Share.

    On April 22, 1999, Sara Lee filed a Schedule 13D with the SEC, which disclosed its acquisition of Shares and Convertible Debentures representing 5.29% of the outstanding Shares of the Company and its intent to acquire the Company.

    On May 4, 1999, Sara Lee issued a press release announcing that it would commence a tender offer to acquire all of the outstanding Securities of the Company not owned by Sara Lee and filed an amendment to its Schedule 13D with the SEC disclosing such plans.

    Since August 1997, from time to time, representatives of Sara Lee and the Company's financial advisors have had, and may continue to have, conversations regarding the possibility of negotiating a transaction.

    Except as described in this Offer to Purchase or in Schedule I hereto, none of Purchaser, Sara Lee, or to the best knowledge of Purchaser or Sara Lee any of the persons listed on Schedule II hereto, or any associate, or majority owned subsidiary of Sara Lee, Purchaser or any of the persons so listed, beneficially owns any equity security of the Company, and none of Sara Lee, Purchaser or, to the best knowledge of Purchaser or Sara Lee any of the persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as set forth in this Offer to Purchase, none of Purchaser, Sara Lee or, to the best knowledge of Purchaser or Sara Lee, any of the persons listed on
Schedule II hereto, has had, since August 1, 1995, any business relationship or transaction with the Company or any of its executive officers, directors or affiliates which would require reporting under the SEC rules. During that period, from time to time, subsidiaries of Sara Lee have sold immaterial amounts of coffee to the Company in arms-length commercial transactions.

    Except as set forth in this Offer to Purchase, none of Purchaser or Sara Lee or, to the best knowledge of Purchaser or Sara Lee, any of the persons listed on
Schedule II hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangement, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies.

12.  PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

    PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Proposed Merger is to enable Sara Lee to acquire control of, and the entire equity interest in, the Company.

    Sara Lee and Purchaser currently intend, as soon as practicable following completion of the Offer, to seek to consummate the Proposed Merger. Sara Lee and Purchaser intend that upon effectiveness of the Proposed Merger, each then outstanding Share (other than Shares owned by Sara Lee, Purchaser or any of their wholly owned subsidiaries and Shares held in the treasury of the Company) would be converted into the right to receive the Share Offer Price in cash and the Convertible Debentures then outstanding (other than Convertible Debentures owned by Sara Lee, Purchaser or any of their wholly owned subsidiaries) would be convertible into the right to receive the 7% Debenture Offer Price or the 8% Debenture Offer Price per $1,000 principal amount of Convertible Debentures as applicable, each Offer Price without interest thereon. Pursuant to the NYBCL, consummation of the Proposed Merger would require the adoption of a resolution by the Company's Board of Directors approving the Proposed Merger and the affirmative vote of the holders of two-thirds of all of the Shares entitled to vote. Accordingly, the timing and final terms of the Proposed Merger will depend on a variety of factors and legal requirements, the actions of the Board of Directors of the Company, the number of Securities acquired by Purchaser pursuant to the Offer and whether the Business Combination Condition and the Rights Condition have been satisfied.

    Shareholders do not have statutory appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, shareholders of the Company at the time of the Proposed Merger will have certain rights to dissent and demand appraisal of their Shares under the NYBCL. Dissenting shareholders who comply with the requisite statutory procedures in accordance with Section 623 of the NYBCL will be entitled to a judicial determination and payment of the "fair value" of their Shares as of the close of business on the day prior to the date of shareholder authorization of the Proposed Merger, together with interest thereon, at such rate as the court finds equitable, from the date the Proposed Merger is consummated until the day of payment. Under the NYBCL, in fixing the fair value of the Shares, a court would consider the nature of the transaction giving rise to the shareholders' right to receive payment for Shares and its effects on the Company and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances, and all other relevant factors. The value so determined could be more or less than the purchase price offered pursuant to the Offer or the Proposed Merger.

    Purchaser reserves the right to purchase, following consummation, termination or withdrawal of the Offer, additional Securities in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise. In addition, in the event that Purchaser decides not to propose the Proposed Merger, to propose a merger on terms other than those described above, or to withdraw any merger previously proposed, Purchaser will evaluate its other alternatives. These alternatives could include purchasing Securities in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire Securities. Any additional purchases of Securities could be at a price greater or less than the applicable Offer Price to be paid for the Securities in the Offer and could be for cash or other consideration. Alternatively, Purchaser and Sara Lee may sell or otherwise dispose of any or all Securities acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Purchaser and Sara Lee, which may vary from the proposed Offer Prices.

    Sara Lee is prepared to enter into negotiations with the Company with respect to the Proposed Merger. However, there can be no assurance that such negotiations will occur, or, if such negotiations occur, as to the outcome thereof. Purchaser reserves the right to amend the Offer (including amending the amount of Securities to be purchased, the Offer Prices and the Proposed Merger consideration) in connection with entering into a merger agreement with respect to the Proposed Merger or otherwise or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into cash, Sara Lee Common Stock and/or other securities in such amounts as may be negotiated by Sara Lee and the Company.

    This Offer does not constitute a solicitation of proxies for any meeting of the Company's shareholders, nor does this Offer constitute a solicitation of consents. Any such solicitation which Sara Lee or Purchaser might make would be made only pursuant to separate proxy or consent materials, as the case may be, in compliance with the requirements of the Exchange Act. In addition, the Offer does not constitute an offer to sell or solicitation of an offer to buy any securities of Sara Lee. Such an offer may be made only pursuant to the Securities Act.

    PLANS FOR THE COMPANY. In connection with the Offer, Sara Lee and Purchaser have reviewed and will continue to review, based on publicly available information, various possible business strategies they might consider in the event Sara Lee acquires control of the Company, whether pursuant to the Offer, the Proposed Merger or otherwise. In addition, if and to the extent Sara Lee acquires control of the Company or otherwise obtains access to the books and records of the Company, Sara Lee and Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist.

    Except as stated in this Offer to Purchase, neither Sara Lee nor Purchaser has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company's Board of Directors or management.

    THE CHARTER AND THE BY-LAWS. The Charter and the By-laws contain several provisions that may delay a change in control of the Company following the purchase of Securities by Purchaser pursuant to the Offer, including, among other things, (i) a provision which provides for the Board of Directors to serve in three equal classes, with overlapping terms, so that only one-third of all directors have terms which expire in any year, (ii) a provision requiring advance notice to the Company of any shareholder nominations for directors at any meeting of shareholders called for the purpose of electing one or more directors, and (iii) a provision that special meetings of shareholders may be called only by the Chief Executive Officer of the Company, the Chairman of the Company's Board of Directors or by a majority of the members of the Company's Board of Directors.

    "GOING PRIVATE" TRANSACTIONS. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Proposed Merger or another business combination following the purchase of Securities pursuant to the Offer in which Purchaser seeks to acquire the remaining Securities not held by it. Rule 13e-3 should not be applicable to the Proposed Merger if the Proposed Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Proposed Merger is not less than the applicable Offer Prices. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Proposed Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby securityholders of the Company receive consideration less than the applicable Offer Prices, in either case at a time when the Securities are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If Rule 13e-3 were applicable to the Proposed Merger, it would require, among other things, that certain financial information concerning the

Company, and certain information relating to the fairness of the Proposed Merger or such alternative transaction and the consideration offered to the securityholders of the Company other than Purchaser, Sara Lee and their affiliates in the Proposed Merger or such alternative transaction, be filed with the SEC and disclosed to securityholders prior to consummation of the Proposed Merger or such alternative transaction. If registration of the Securities under the Exchange Act were terminated, Rule 13e-3 would be inapplicable to any such transaction.

13.  DIVIDENDS AND DISTRIBUTIONS.

    If, on or after the date of this Offer to Purchase, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company or (iii) acquire or redeem currently outstanding Securities or otherwise cause a reduction in the number of outstanding Securities, then, without prejudice to Purchaser's rights under Sections 1 and 14, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Prices and other terms of the Offer, including, without limitation, the amount and type of securities offered to be purchased.

    If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Sections 1 and 14, (i) the Offer Prices payable by Purchaser pursuant to the Offer will be adjusted to take account of the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution or right to be received by the tendering shareholders will be received and held by such tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each such tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount of the value thereof, as determined by Purchaser in its sole discretion.

14.  CONDITIONS TO THE OFFER.

    Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Securities promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Securities, and may terminate the Offer as to any Securities not then paid for, if, in the sole judgment of Purchaser (1) at or prior to the expiration of the Offer any one or more of the Minimum Condition, the Rights Condition, the Business Combination Condition, the Defensive Action Condition, or the HSR Condition, has not been satisfied, or (2) at any time on or after May 7, 1999 and prior to the acceptance for payment of Securities, any of the following events shall occur or shall be determined by Purchaser to have occurred:

    (a) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim before any court, governmental, regulatory or administrative agency or commission, authority or tribunal, domestic, foreign or supranational, by any government, governmental authority or other regulatory or administrative agency or commission, domestic, foreign or supranational, or by any other person, domestic or foreign (whether brought by the Company, an affiliate of the Company or any other person), which (i) challenges or seeks to challenge the acquisition by Sara Lee or Purchaser or any affiliate of either of them of the Securities, restrains, delays or prohibits or seeks to restrain, delay or prohibit the making of the Offer or the Proposed Merger, consummation of the transactions contemplated by the Offer or any other subsequent business combination with the Company or obtains or seeks to obtain any material damages as a result thereof or otherwise directly or indirectly relating to the transactions contemplated by the Offer, the Proposed Merger or any other subsequent business combination with the Company, (ii) prohibits or limits or seeks to prohibit or limit Sara Lee's or Purchaser's ownership or operation of all or any portion of their or the Company's business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries) or to compel or seeks to compel Sara Lee or Purchaser or any other affiliates of Sara Lee to dispose of or hold separate all or any portion of their own or the Company's business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries) or imposes or seeks to impose any limitation on the ability of Sara Lee, Purchaser or any affiliate of either of them to conduct its own business or own such assets as a result of the transactions contemplated by the Offer, Proposed Merger or any other subsequent business combination with the Company, (iii) makes or seeks to make the acceptance for payment, purchase of, or payment for, some or all of the Securities pursuant to the Offer or the Proposed Merger illegal or results in a delay in, or restricts, the ability of Sara Lee or Purchaser, or renders Sara Lee or Purchaser unable, to accept for payment, purchase or pay for some or all of the Securities or to consummate the Proposed Merger, (iv) imposes or seeks to impose limitations on the ability of Sara Lee or Purchaser or any affiliate of either of them effectively to acquire or hold or to exercise full rights of ownership of the Securities, including, without limitation, the right to vote the Shares purchased by them or issuable upon conversion of the Convertible Debentures on an equal basis with all other Shares on all matters properly presented to the shareholders of the Company, (v) seeks to require divestiture by Sara Lee, Purchaser or any other affiliates of Sara Lee of any Securities, (vi) in the sole judgment of Sara Lee or Purchaser, might materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or other), operations, license or franchises, results of operations or prospects of the Company or any of its subsidiaries, (vii) in the sole judgment of Sara Lee or Purchaser, might materially adversely affect Sara Lee, Purchaser or any other affiliates of Sara Lee, (viii) in the sole judgment of Sara Lee or Purchaser, might result in a diminution in the value of the Securities or the benefits expected to be derived by Sara Lee or Purchaser as a result of the transactions contemplated by the Offer or the Proposed Merger, or (ix) in the sole judgment of Sara Lee or Purchaser, imposes or seeks to impose any material condition to the Offer unacceptable to Sara Lee or Purchaser; or

    (b) there shall be any action taken, or any statute, rule, regulation, judgment, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced, issued or deemed to become applicable to the Offer, the Proposed Merger or other subsequent business combination between Purchaser or any affiliate of Purchaser and the Company or any affiliate of the Company or any other action shall have been taken, proposed or threatened, by any government, governmental authority or other regulatory or administrative agency or commission or court, domestic, foreign or supranational, other than the routine application of the waiting period provisions of the HSR Act to the Offer, that, in the sole judgment of Sara Lee or Purchaser, might directly or indirectly result in any of the consequences referred to in clauses (i) through (ix) of paragraph (a) above; or

    (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of the Company or any of its subsidiaries or affiliates which, in the sole judgment of Sara Lee or Purchaser, is or may be materially adverse to the Company or any of its subsidiaries or affiliates, or Sara Lee or Purchaser shall have become aware of any fact which, in the sole judgment of Sara Lee or Purchaser, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Securities to Sara Lee or Purchaser; or

    (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, any decline in either the Dow Jones Industrial Average or the Standard & Poors Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on May 6, 1999, the last trading day before the Offer, or any material adverse change in prices generally of shares on the NYSE,
       (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the sole judgment of Sara Lee or Purchaser, might affect the extension of credit by banks or other lending institutions, (iv) a commencement or escalation of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States, (v) any significant change in United States or any other currency exchange rates or any suspension of, or limitation on, the markets therefor (whether or not mandatory), or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

    (e) a tender or exchange offer for some or all of the Securities shall have been publicly proposed to be made or shall have been made by another person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries or affiliates) or "group" (within the meaning of
       Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Securities) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Securities), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC prior to the date of this Offer to Purchase, (ii) any such person, entity or group which, prior to such date, had filed such a Schedule 13D or 13G with the SEC, shall have acquired or proposed to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Securities) constituting 2% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of the Company (including the Shares) constituting 2% or more of any such class or series, (iii) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer for some or all the Shares, or (iv) any person, entity or group shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any assets or securities of the Company or any of its subsidiaries; or

    (f) the Company or any subsidiary of the Company shall have (i) issued, distributed, pledged, sold or authorized, proposed or announced the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances pursuant to options outstanding on May 3, 1999 in accordance with their terms as disclosed on such date) of any class (including without limitation the Shares) or securities convertible into any such shares of capital stock (other than sales or issuances pursuant to conversion of outstanding Convertible Debentures on May 3, 1999), or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company, or (B) any other securities in respect of, in lieu of, or in substitution for, Securities outstanding on May 3, 1999, (ii) purchased, acquired or otherwise caused a reduction in the number of, or proposed or offered to purchase, acquire or otherwise reduce the number of, any outstanding Securities, or other securities,
       (iii) declared, paid or proposed to declare or pay any dividend or distribution on any Shares or on any other security or issued, authorized, recommended or proposed the issuance or payment of any other distribution in respect of the Shares, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred any debt other than in the ordinary course of business and consistent with past practice or any debt containing burdensome covenants, (vi) issued, sold or authorized or announced or proposed the issuance of or sale to any person of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vii) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of the Shares or its capitalization,
       (viii) authorized, recommended, proposed or entered into or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of a material amount of assets or securities, any material change in its capitalization, any waiver, release or relinquishment of any material contract rights or comparable right of the Company or any of its subsidiaries or any agreement contemplating any of the foregoing or any comparable event not in the ordinary course of business, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced, (ix) transferred into escrow any amounts required to fund any existing benefit, employment or severance agreements with any of its employees, entered into any employment agreement or arrangement with any of its employees other than in the ordinary course of business and consistent with past practice, entered into any severance or similar agreement, arrangement or plan with any of its employees or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to any officers, directors or employees as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger or any other change in control of the Company, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries or Sara Lee or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings, (xi) amended or proposed or authorized any amendment to the Charter or the By-Laws or similar organizational documents, (xii) authorized, recommended, proposed or entered into any other transaction that in the sole judgment of Sara Lee or Purchaser could, individually or in the aggregate, adversely affect the value of the Securities to Sara Lee or Purchaser or (xiii) agreed in writing or otherwise to take any of the foregoing actions or Sara Lee or Purchaser shall have learned about any such action which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC; or

    (g) the Company and Sara Lee or Purchaser shall have reached an agreement or understanding providing for the termination or amendment of the Offer; or

    (h) Sara Lee or Purchaser shall become aware (i) that any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due prior to its stated due date, in either case with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer or the Proposed Merger, or (ii) of any covenant, term or condition in any of the Company's or any of its subsidiaries' instruments or agreements that are or may be materially adverse to the value of the Securities in the hands of Purchaser or any other affiliate of Sara Lee (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer, consummation of the Proposed Merger or any other business combination or the acquisition of control of the Company); or

    (i) Sara Lee or Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or agency which is necessary to consummate the Offer;

which, in the sole judgment of Sara Lee or Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Sara Lee or Purchaser or any of their affiliates), giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of Sara Lee and Purchaser and may be asserted by Sara Lee or Purchaser in their sole discretion regardless of the circumstances (including any action or omission by Sara Lee or Purchaser) giving rise to any such conditions or may be waived by Sara Lee or Purchaser in their sole discretion in whole or in part at any time and from time to time. The failure by Sara Lee or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Sara Lee or Purchaser concerning any condition or event described in this Section 14 shall be final and binding upon all parties.

15.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    GENERAL. Except as described in this Offer to Purchase, based on a review of publicly available information, neither Purchaser nor Sara Lee is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that is likely to be adversely affected by Purchaser's acquisition of the Securities as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Securities by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Sara Lee presently contemplate that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, the Securities tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the business of the Company or Sara Lee might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Securities tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

    STATE ANTITAKEOVER STATUTES.

        NEW YORK ANTITAKEOVER STATUTE. The Company is incorporated under the laws of New York. In general, Section 912 of the NYBCL prohibits a New York corporation from engaging in a "Business Combination" (defined as any of a variety of transactions including mergers) with an "Interested Shareholder" (defined generally as a person beneficially owning capital stock entitled to cast at least 20% of the voting power of a corporation) for a period of five years following the date such person became an Interested Shareholder, unless, before such person became an Interested Shareholder, the corporation's board of directors approved either the Business Combination or the transaction in which the shareholder became an Interested Shareholder. Article 16 of the NYBCL also requires certain disclosure to be made in a registration statement filed with the attorney general of the State of New York in connection with a tender offer. Without conceding the constitutionality or applicability of Article 16 or otherwise prejudicing their rights to challenge the constitutionality or applicability of such Article, Sara Lee and Purchaser will file a registration statement pursuant to such Article.

        OTHER STATE ANTITAKEOVER STATUTES. A number of other states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, securityholders, employees, principal executive offices or principal places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining presenting stockholders. The state law before the Supreme Court of the United States was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX ACQUISITION V. TELEX CORP., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma and that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held in GRAND METROPOLITAN PLC V. BUTTERWORTH that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    Except for Article 16 of the NYBCL, neither Sara Lee nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Proposed Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Proposed Merger is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Securities tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Securities tendered pursuant to the Offer. See Section 14.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless a Premerger Notification and Report Form has filed with the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Sara Lee filed such information on May 4, 1999. Under the provisions of the HSR Act applicable to the Offer, the purchase of Securities pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Sara Lee, unless the Antitrust Division and the FTC terminate the waiting period prior thereto. Accordingly, if Sara Lee makes such filing on the date hereof, the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on May 19, 1999, unless, prior to the expiration or termination of the waiting period, the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from Sara Lee. If such a request is made, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Sara Lee with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Sara Lee. Purchaser will not accept for payment Securities tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See
Section 14.

    The Proposed Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Sara Lee and the Company unless Purchaser acquires 50% of more of the outstanding Securities pursuant to the Offer or the 30-day period is earlier terminated by the Antitrust Division and the FTC.

    The FTC and the Antitrust Division frequently scrutinize the legality under the Antitrust Laws of transactions such as Purchaser's acquisition of Securities pursuant to the Offer and the Proposed Merger. At any time before or after Purchaser's acquisition of Securities, the Antitrust Division or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Securities pursuant to the Offer or otherwise or seeking divestiture of Securities acquired by Purchaser or divestiture of substantial assets of Sara Lee or its subsidiaries. Private parties and state attorneys general may also bring legal action under the Antitrust Laws under certain circumstances.

    Based upon an examination of publicly available information relating to the businesses in which Sara Lee and the Company are engaged, Sara Lee and Purchaser believe that the acquisition of Securities by Purchaser pursuant to the Offer or the Proposed Merger will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Securities by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

    As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

16.  FEES AND EXPENSES.

    Sara Lee has entered into an engagement letter with Goldman, Sachs & Co. ("Goldman") pursuant to which Sara Lee has agreed to pay to Goldman compensation for financial advisory services of up to $4.0 million, a significant portion of which is contingent upon the consummation of an acquisition of the Company. Sara Lee has also agreed to indemnify Goldman against certain liabilities and expenses in connection with the Offer and the Proposed Merger, including certain liabilities under the federal securities laws.

    Sara Lee has also entered into a Dealer Manager Agreement with Goldman pursuant to which Goldman will receive no additional compensation for its services as Dealer Manager. Sara Lee has agreed to reimburse Goldman for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, plus any sales, use or similar taxes (including additions to such taxes, if any), incurred in connection with its engagement.

    Goldman has rendered various investment banking services and other advisory services to Sara Lee and its affiliates in the past and is expected to continue to render such services, for which they have received and will continue to receive customary compensation from Sara Lee and its affiliates. In the ordinary course of business, Goldman and its affiliates may actively trade securities of the Company and Sara Lee for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Goldman has advised Sara Lee that, as of the date of this Offer to Purchase, Goldman and its affiliates do not own any Securities for their own account.

    Sara Lee has retained Morrow & Co., Inc. to act as the Information Agent and Harris Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Securities by mail, telephone, telex, telegraph, other method of electronic communication and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services. Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

    Neither Sara Lee nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

17.  MISCELLANEOUS.

    Purchaser is not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Securities pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Securities residing in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or to make any representation on behalf of Sara Lee or Purchaser not contained herein or in the Letters of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    Purchaser and Sara Lee have filed with the SEC the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the SEC).

                                    CFN ACQUISITION CORPORATION
                                    SARA LEE CORPORATION

May 7, 1999

                                   SCHEDULE I

   TRANSACTIONS IN STOCK OF COMPANY DURING PAST 60 DAYS EFFECTED BY SARA LEE,
            PURCHASER OR THOSE PERSONS LISTED ON SCHEDULE II HERETO

                   AGGREGATE NUMBER
                     OF SHARES OF
DATE                 COMMON STOCK        PRICE PER SHARE
---------------  ---------------------  -----------------
4/7/99                     3,100            $    6.25
4/7/99                     1,100            $    6.13
4/8/99                     9,000            $    6.50
4/8/99                     4,500            $    6.63
4/8/99                    12,300            $    6.75
4/8/99                       700            $    6.69
4/8/99                     1,000            $    6.38
4/9/99                    23,500            $    7.00
4/9/99                    10,000            $    7.06
4/12/99                    5,900            $    6.50
4/12/99                   12,100            $    6.56
4/12/99                    2,000            $    6.44
4/13/99                    2,500            $    6.63
4/13/99                    1,000            $    6.75
4/13/99                      500            $    6.56
4/15/99                    2,100            $    6.50
4/15/99                    1,000            $    6.38
4/15/99                    5,300            $    6.75
4/16/99                   10,000            $    6.75
4/16/99                    3,500            $    6.69

All transactions were effected through open market transactions.

                                  SCHEDULE II
                 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
                       OFFICERS OF SARA LEE AND PURCHASER

1.  DIRECTORS AND EXECUTIVE OFFICERS OF SARA LEE.

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Sara Lee. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o Sara Lee Corporation, Three First National Plaza, Chicago, Illinois 60602. The position set forth opposite each individual's name refers to employment with Sara Lee or a directorship with Sara Lee. Each executive officer has served Sara Lee or its subsidiaries in various executive capacities for the past five years. The present occupation and employment history of each director is summarized in the paragraphs below the table relating to each such director.

NAME                                          OFFICES AND POSITIONS HELD
------------------------  ------------------------------------------------------------------
John H. Bryan...........  Chairman of the Board, Chief Executive Officer and Director
C. Steven McMillan......  President, Chief Operating Officer and Director
Frank L. Meysman........  Executive Vice President and Director
Judith A. Sprieser......  Executive Vice President, Chief Financial Officer and Director
James R. Carlson........  Senior Vice President
Gary C. Grom............  Senior Vice President--Human Resources
Janet Langford Kelly....  Senior Vice President, Secretary and General Counsel
Mark J. McCarville......  Senior Vice President--Corporate Development
Paul A. Allaire.........  Director
Frans H.J.J.              Director
Andriessen..............
Duane L. Burnham........  Director
Charles W. Coker........  Director
James S. Crown..........  Director
Willie D. Davis.........  Director
Vernon E. Jordan, Jr....  Director
James L. Ketelsen.......  Director
Hans B. van Liemt.......  Director
Joan D. Manley..........  Director
Rozanne L. Ridgway......  Director
Richard L. Thomas.......  Director
John D. Zeglis..........  Director

PAUL A. ALLAIRE Chairman of the Board of Xerox Corporation (information processing). Mr. Allaire's current business address, 800 Long Ridge Road, Stamford, CT 06904. Mr. Allaire became a director of Sara Lee in 1989. He is a director of Lucent Technologies, J.P. Morgan & Co. Inc., priceline.com, and SmithKline Beecham plc and a trustee of Carnegie-Mellon University and Worcester Polytechnic Institute. Mr. Allaire is also a director of the Ford Foundation, a member of the board of the Council on Foreign Relations and the Council on Competitiveness. He is a member of The Business Council and the Business Roundtable.

FRANS H.J.J. ANDRIESSEN Professor, European Integration, University of Utrecht, the Netherlands. Mr. Andriessen's current business address is c/o KPMG European Headquarters, Avenue Louise 54, B-1050, Brussels, Belgium. Mr. Andriessen is a former Minister of Finance of the Netherlands. He became a member of the Commission of the European Communities in 1981, and was first Vice

President of the Commission from 1989 until 1993. He is a member of the board of SHV (Steenkool en Handelsvereniging), DHV Beheer BV, DELA Cooperatie and Robeco. He is special advisor to KPMG Netherlands. He became a director of Sara Lee in 1993. Mr. Andriessen is a member of the Supervisory Board of Sara Lee/DE N.V., a subsidiary of Sara Lee. Mr. Andriessen is a citizen of the Netherlands.

JOHN H. BRYAN Chairman of the Board and Chief Executive Officer of Sara Lee Corporation. Mr. Bryan became a director of Sara Lee in 1974. He is a director of BP Amoco, Bank One Corporation and General Motors Corporation. Mr. Bryan is a past Chairman and a director of the Grocery Manufacturers of America, Inc., a member of The Business Council, and the Business Roundtable and a director and past national Chairman of the Business Committee for the Arts. He is the past Chairman of Catalyst and a trustee of the University of Chicago, Vice Chairman of the Board of Trustees of The Art Institute of Chicago and former Chairman of the Chicago Council on Foreign Relations.

DUANE L. BURNHAM Retired Chairman and Chief Executive Officer of Abbott Laboratories (health care products and services). Mr. Burnham's current business address is 100 Abbott Park Road, Abbott Park, IL 60064. He became a director of Sara Lee in 1991. Mr. Burham is also a director of Northern Trust Corporation. He is also a member of the boards of the Healthcare Leadership Council, Evanston Northwestern Healthcare Corporation (Evanston, IL), the Lyric Opera (Chicago) and Chairman of the Chicago Council on Foreign Relations. Mr. Burnham is a trustee of Northwestern University and a member of the Advisory Board of the J.L. Kellogg Graduate School of Management at Northwestern University.

CHARLES W. COKER Chairman of the Board of Sonoco Products Company (packaging products manufacturer). Mr. Coker's current business address is North 2nd Street, Hartsville, SC 29550. He became a director of Sara Lee in 1986. Mr. Coker is also a director of BankAmerica Corporation, Springs Industries, Inc. and Carolina Power and Light Company. He is Chairman of the Board of Hollings Cancer Center.

JAMES S. CROWN General Partner of Henry Crown and Company (Not Incorporated) (diversified investments). Mr. Crown's current business address is 222 N. LaSalle Street, Suite 2000, Chicago, IL 60601. He became a director of Sara Lee in 1998. Mr. Crown is also a director of General Dynamics Corporation and Bank One Corporation.

WILLIE D. DAVIS President of All-Pro Broadcasting, Inc. (radio stations), a privately owned company. Mr. Davis' current business address is 161 North La Brea Avenue, Inglewood, CA 90301. Mr. Davis became a director of Sara Lee in 1983. He is also a director of The Dow Chemical Company, Kmart Corporation, Alliance Bank (Culver City, California), Johnson Controls Inc., MGM Grand, Inc., Strong Fund, Rally's Hamburgers, Inc., Bassett Furniture, MGM Inc. and WICOR, Inc. Mr. Davis is a trustee of the University of Chicago and Marquette University.

VERNON E. JORDAN, JR. Senior partner of the Washington D.C. law firm of Akin, Gump, Strauss, Hauer & Feld L.L.P. Mr. Jordan's current business address is 1333 New Hampshire Avenue, N.W., Suite 400, Washington, D.C. 20036. Mr. Jordan became a director of Sara Lee in 1989. He served as President of the National Urban League, Inc. from 1972 to 1982. Mr. Jordan is a director of American Express Company, Bankers Trust New York Corporation and its subsidiary, Bankers Trust Company, Dow Jones & Company, Inc., J.C. Penny Company, Inc., Revlon Group, Ryder System, Inc., Union Carbide Corporation, Callaway Golf Company and Xerox Corporation. He is also a trustee of the Ford Foundation. Mr. Jordan is a trustee of Howard University and a governor of the Joint Center for Political and Economic Studies.

JAMES L. KETELSEN Retired Chairman of the Board and Chief Executive Officer of Tenneco Inc. (diversified industrial corporation). He was Chairman of the Board and Chief Executive Officer of Tenneco Inc. from 1978 to 1992. Mr. Ketelsen became a director of Sara Lee in 1982. He is also a director of GTE Corporation and J.P. Morgan & Co. Inc. and its subsidiary, Morgan Guaranty Trust Co.

HANS B. VAN LIEMT Retired Chairman of the Board of Management of DSM NV (chemicals). Mr. van Liemt served as Chairman of the Board of Management of DSM NV from 1984 to 1993. Mr. van Liemt became a director of Sara Lee in 1994. He is Chairman of the Supervisory Board of Sara Lee/De N.V., a subsidiary of Sara Lee. Mr. van Liemt is Chairman of the Supervisory Boards of Gamma Holding NV and Oce-Van der Grinten NV. He is also a member of the Supervisory Boards of ABN-AMRO Holding NV, Van Leer Group Foundation, Artiemsche Holding NV and Stienstra Holding BV. Mr. van Liemt is a trustee of the Foundation of the Catholic University of Nijmegen and the Lucas-Franciscus Foundation for Revalidation. He is active on the boards of the Preference Shares Foundation of Koninklijke PTT NV, the Preference Shares Foundation of Phillips NV and of the Preference Shares Foundation of EVC International.

JOAN D. MANLEY Retired Group Vice President and retired director of Time Incorporated (communications). Mrs. Manley became a director of Sara Lee in 1982. She is also a director of BFP Holdings, Inc. and Founders Fund.

C. STEVEN MCMILLAN President and Chief Operating Officer of Sara Lee Corporation since 1997, Executive Vice President from 1993 to 1997 and Senior Vice President from 1986 to 1993. Mr. McMillan became a director of Sara Lee in 1993. He is also a director of Illinova Corporation and Pharmacia & Upjohn and Delta Galil Industries in Israel. Mr. McMillan is a member of the Advisory Boards of the Stedman Nutrition Center of the Duke University Medical School, the J.L. Kellogg Graduate School of Management at Northwestern University and the Productivity Council of the Grocery Manufacturers of America, Inc. He is a member of the Supervisory Board of Sara Lee/DE N.V., a subsidiary of Sara Lee. He is Chairman of the Board of the Joffrey Ballet and is a trustee of the Museum of Contemporary Art in Chicago and the Chicago Symphony Orchestra. He is also on the board of the Executive Club of Chicago, the Chicago Council on Foreign Relations and Commercial Club of Chicago.

FRANK L. MEYSMAN Executive Vice President of Sara Lee Corporation since 1997, Senior Vice President from 1994 to 1997 and Vice President from 1992 to 1994. Mr. Meysman has also been Chairman of the Board of Management of Sara Lee/DE, N.V., a subsidiary of Sara Lee, since 1994. Mr. Meysman became a director of Sara Lee in March, 1997. In addition to his management responsibility for Sara Lee's Coffee and Tea and Household and Body Care lines of business, Mr. Meysman manages Sara Lee's businesses in the Asia-Pacific region. He is a member of the Supervisory Board of VNU, a Dutch-based publishing company, and a director of the Zeneca Group, a U.K.-based pharmaceutical company.

ROZANNE L. RIDGWAY Former Ambassador and Assistant Secretary of State for European and Canadian Affairs (1985-1989) and, since July, 1994, Chair (non-executive) of the Baltic American Enterprise Fund. She became a director Sara Lee in 1992. Ambassador Ridgway served in the U.S. Foreign Service from 1957 until her retirement in 1989, including assignments as Ambassador for Oceans and Fisheries Affairs; Ambassador to Finland; Counselor of the Department of State; and Ambassador to the German Democratic Republic. Ambassador Ridgway is a director of Bell Atlantic Corporation, The Boeing Company, Emerson Electric Company, Minnesota Mining & Manufacturing Company, RJR Nabisco, Inc. and Union Carbide Corporation. She serves on the International Advisory Board of the New Perspective Fund. Ambassador Ridgway is also a director of the Center for Naval Analysis, a trustee of the National Geographic Society and Hamline University, a member of the American Academy of Diplomacy and a Fellow of the National Academy of Public Administration. She also served as President (1989-1993) and Co-Chair (1993-1996) of the Atlantic Council of the United States.

JUDITH A. SPRIESER Executive Vice President and Chief Financial Officer of Sara Lee Corporation. Ms. Spieser became a director and Executive Vice President of Sara Lee in 1998. Ms. Sprieser has been with Sara Lee since 1987. From 1994 to 1998 she served as Senior Vice President and Chief Financial Officer of Sara Lee Corporation. Prior to that, she served as President and Chief Executive Officer of Sara Lee Bakery, North America. She is a director of USG Corporation and a member of the board of trustees of Northwestern University. She is also a member of the Young Presidents Organization, the Economic

Club and the American Institute of Certified Public Accountants. Ms. Sprieser is also a member of the Supervisory Board of Sara Lee/DE N.V., a subsidiary of Sara Lee.

RICHARD L. THOMAS Retired Chairman of First Chicago NBD Corporation and The First National Bank of Chicago. Mr. Thomas became a director of Sara Lee in 1976. He is also a director of The PMI Group, Inc., The Sabre Holdings Group, Inc., Scotsman Industries, Inc., Unicom Corporation and IMC Global, Inc. Mr. Thomas is a life trustee of the Chicago Symphony Orchestra, a trustee of Rush-Presbyterian-St. Luke's Medical Center (Chicago), Northwestern University and Kenyon College.

JOHN D. ZEGLIS President and a director of AT&T Corporation since 1997. Mr. Zeglis' current business address is 295 North Maple Avenue, Basking Ridge, NJ 07920. Mr. Zeglis joined AT&T in 1984 and prior to becoming President he served in a number of senior executive positions at AT&T. Mr. Zeglis became a director of Sara Lee in 1998. Mr. Zeglis is also a director of Illinova Corporation and Helmerich & Payne, Inc. He is also Chairman of the Board of Trustees of George Washington University and a trustee of the Brookings Institute, Culver Educational Foundation and United Way of Tri-State. Mr. Zeglis is also on the Board of Trustees for the United Negro College Fund, and a member of the Kellogg Advisory Board of the J.L. Kellogg Graduate School of Management at Northwestern University and a member of the University of Illinois Business Advisory Council.

2.  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

The following table sets forth the name and position of each director and executive officer of Purchaser. Unless otherwise indicated, the business address of each such person is c/o Sara Lee Corporation, Three First National Plaza, Chicago, Illinois 60602. The present principal occupation or employment and material occupation, position, offices or employment of each such person for the past five years is set forth in the table above under "Directors and Executive Officers of Sara Lee" or is summarized in the paragraphs below this table. Each such person is a citizen of the United States unless otherwise indicated in such tables.

NAME                                                      POSITIONS
---------------------------------------  --------------------------------------------
C. Steven McMillan                       President

Janet Langford Kelly                     Vice President, Secretary and Director

Robert W. Oberrender                     Treasurer

R. Henry Kleeman                         Vice President, Assistant Secretary and
                                         Director

ROBERT W. OBERRENDER Vice President and Treasurer of Sara Lee Corporation. Mr. Oberrender joined Sara Lee in December 1998 after serving as Senior Vice President and Chief Financial Officer of Metris Companies, Inc. ("Metris"), a direct marketer of consumer financial services located at 600 Highway 169S, Minneapolis, Minnesota 55426. Mr. Oberrender was Vice President and Treasurer of Fingerhut Companies, Inc. ("Fingerhut"), a direct marketer of consumer products and services, from 1994 until 1996 when he joined Metris when Metris became an independent public company from Fingerhut. Fingerhut is located as 4400 Baker Road, Minnetonka, Minnesota 55343.

R. HENRY KLEEMAN Chief Counsel--Corporate & Securities & Assistant Secretary for Sara Lee Corporation. Mr. Kleeman is also Secretary to the Audit Committee of Sara Lee's Board of Directors and Secretary to the Business Practices Committee. Mr. Kleeman is responsible for the day-to-day administration of corporate legal affairs; all securities law compliance matters and filings; domestic and international merger and acquisition transactions; and various corporate finance matters. Prior to joining Sara Lee in 1995, Mr. Kleeman was a partner at Wildman, Harrold, Allen & Dixon.

    Facsimile copies of the Letters of Transmittal, properly completed and duly executed, will be accepted. The Letters of Transmittal, certificates for Securities and any other required documents should be sent or delivered by each securityholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                        HARRIS TRUST COMPANY OF NEW YORK

                  BY MAIL:                                BY OVERNIGHT DELIVERY:
             Wall Street Station                              Receive Window
                P.O. Box 1023                                Wall Street Plaza
        New York, New York 10268-1023                   88 Pine Street, 19th Floor
                                                         New York, New York 10005

                           BY FACSIMILE TRANSMISSION:
                                 (212) 701-7636
                             Confirm by Telephone:
                                 (212) 701-7624

    Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letters of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the address and telephone numbers set forth below. Securityholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022

                         (212) 754-8000 (Call Collect)
                       (800) 662-5200 (Banks and Brokers)
                   (800) 566-9061 (All Others Call Toll Free)

                      THE DEALER MANAGER FOR THE OFFER IS:

                              GOLDMAN, SACHS & CO.

                                85 Broad Street
                            New York, New York 10004
                         (212) 902-1000 (Call Collect)
                        (800) 323-5678 (Call Toll Free)